TherapeuticsMD, Inc. SC 13DA
Exhibit 99.1

JOINT FILING AGREEMENT

Dated as of August 28, 2013

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of the undersigned of a Schedule 13D (including any and all amendments thereto) with respect to the shares of common stock, par value $0.001 per share, of TherapeuticsMD, Inc., a Nevada corporation, and that this Joint Filing Agreement may be included as an exhibit to such joint filing.

Each of the undersigned agrees that each party hereto is responsible for the timely filing of such Schedule 13D (including any and all amendments thereto) and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning any other party, unless such party actually knows that such information is incorrect.  Each party will indemnify the other parties for any incompleteness or inaccuracy in such information concerning the indemnifying party.

Dated: August 28, 2013	B.F. Investment Enterprises, Ltd.

	By:	B.F. Management, LLC
	Its:	General Partner

	By:	/s/ Brian Bernick
	Name:	Brian Bernick
	Title:	Sole Member

	By:	Brian Bernick
	Name:	Brian Bernick